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                                                                     Exhibit 4.1


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                                December 17, 1997















                             1996 SHARE OPTION PLAN

                                       OF

                        RAMCO-GERSHENSON PROPERTIES TRUST






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                                 TABLE CONTENTS

                                                                           PAGE
                                                                           ----

SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS.......................  1

SECTION 2.  ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT
            PARTICIPANTS AND DETERMINE AWARDS..............................  4

SECTION 3.  SHARES ISSUABLE UNDER THE PLAN; MERGERS;
            SUBSTITUTION...................................................  5

SECTION 4.  ELIGIBILITY....................................................  6

SECTION 5.  SHARE OPTIONS..................................................  6

SECTION 6.  TAX WITHHOLDING................................................ 11

SECTION 7.  TRANSFER, LEAVE OF ABSENCE, ETC................................ 12

SECTION 8.  AMENDMENTS AND TERMINATION..................................... 12

SECTION 9.  CHANGE OF CONTROL PROVISIONS................................... 12

SECTION 10. GENERAL PROVISIONS............................................. 14

SECTION 11. EFFECTIVE DATE OF PLAN......................................... 15

SECTION 12. GOVERNING LAW.................................................. 15




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                             1996 SHARE OPTION PLAN

                                       OF

                        RAMCO-GERSHENSON PROPERTIES TRUST



SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS

         The 1996 Share Option Plan of Ramco-Gershenson Properties Trust (the "Plan") was adopted to encourage and enable the officers and employees of Ramco-Gershenson Properties Trust, formerly known as RPS Realty Trust, a Massachusetts business trust (the "Company"), and the officers and employees of Ramco Gershenson Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), Ramco-Gershenson, Inc., a Michigan corporation (the "Management Company"), and their respective Subsidiaries (as hereinafter defined) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

         The following terms shall be defined as set forth below:

         "Act" means the Securities Exchange Act of 1934, as amended.

         "Award" or "Awards" means Share Options.

         "Board" means the Board of Trustees of the Company.

         "Cause" (a) if an Employee is not subject to a written employment agreement with any Employer, means the occurrence of one or more of the following: (i) an Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on an Employer, as determined by the Board in good faith in its sole discretion, (ii) an Employee engages in a fraudulent act to the material damage or prejudice of an Employer or in conduct or activities materially damaging to the property, business or reputation of an Employer, all as determined by the Board in good faith in its sole discretion,
(iii) any material act or omission by an Employee involving malfeasance or negligence in the performance of the Employee's duties to an Employer to the material detriment of an Employer, as determined by the Board in good faith in its sole



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discretion, which has not been corrected by the Employee within 30 days after written notice of any such act or omission, (iv) failure by an Employee to comply in any material respect with any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by the Employee within 30 days after written notice of such failure, or (v) material breach by an Employee of his noncompetition agreement with an Employer, if any, as determined by the Board in good faith in its sole discretion or (b) if an Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Change of Control" (a) if an Employee is not subject to a written employment agreement with any Employer, shall have the meaning set forth in
Section 9 hereof or (b) if any Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

         "Committee" means the Committee of the Board referred to in Section 2 hereof.

         "Company Subsidiary" means any corporation, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 50 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain; provided, however, that "Company Subsidiary" shall not include the Operating Partnership, the Management Company or any of their Subsidiaries.

         "Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company dated October 14, 1988, as amended.

         "Disability" (a) if an Employee is not subject to a written employment agreement with any Employer, shall mean an Employee's inability to perform his normal required services for the Employer for a period of six consecutive months by reason of the Employee's mental or physical disability, as determined by the Committee in good faith in its sole discretion or (b) if an Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Disinterested Person" means an Independent Trustee who qualifies as such under Rule 16b-3 (c) (2) (i) promulgated under the Act, or any successor definition under the Act.

         "Effective Date" has the meaning set forth in Section 11 hereof.

         "Employee"   means  any  officer  or  other  employee  (as  defined  in accordance with Section 3401(c) of the Code) of an Employer.

         "Employer" means, as the context may require, the Company, the Operating Partnership, the Management Company and their respective Subsidiaries.



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         "Existing Option Plan" means the RPS Realty Trust 1989 Employees' Stock
Option Plan, as amended from time to time.

         "Fair Market Value" on any given date means the last reported sale price at which Shares are traded on such date or, if no Shares are traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Shares are traded. If the Shares are not listed on any national exchange, the Committee will determine the Fair Market Value.

         "Independent Trustee" means a member of the Board who is not also an Employee of the Trust and who is otherwise a Disinterested Person.

         "Management Company Subsidiary" means any corporation, partnership or other entity (other than the Management Company) in all unbroken chain beginning with the Management Company if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 80 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain.

         "OP Units" means units of limited partnership interest of Ramco-Gershenson Properties, L.P., a Delaware limited partnership.

         "Operating Partnership Subsidiary" means any corporation, partnership or other entity (other than the Operating Partnership) in an unbroken chain beginning with the Operating Partnership if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 50 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain.

         "Option" or "Share Option" means any option to purchase Shares granted pursuant to Section 5 hereof.

         "Predecessor Entities" means Resources Pension Shares 1, Resources Pension Shares 2, Resources Pension Shares 2, Resources Pension Shares 3, Integrated Resources Pension Sharers 4, a California limited partnership, Resources Pension Advisory Corp., and/or any of its affiliates, and Ramco-Gershenson, Inc., a Michigan corporation.

         "Ramco Transaction" means the transaction to be effectuated by the Company, the Operating Partnership and Ramco-Gershenson, Inc. and its affiliates pursuant to the Amended and Restated Master Agreement dated as of December 27, 1995 (as amended, the "Master Agreement").



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         "Retirement"  means  an  Employee's  Termination  of  Employment  after attainment of age 55 and completion of 15 years of continuous service to the Company and/or any other Employer and/or any Predecessor Entity as a Trustee or Employee.

         "Share" means the shares of beneficial interest, par value $.10 per share, of the Company, subject to adjustments pursuant to Section 3 hereof.

         "Share Ownership Limit" means the restrictions contained in the Company's Declaration of Trust provided that, subject to certain exceptions, no individual shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent of the aggregate number or value of the Company's outstanding shares of beneficial interest.

         "Subsidiary" means a Company Subsidiary, an Operating Partnership Subsidiary or a Management Company Subsidiary.

         "Termination of Employment" means, subject to Section 7, the time when the employee-employer relationship between the Employer and an Employee is terminated for any reason or, if Employee is covered by an employment agreement, the time such employment agreement expires by its terms (provided such Employee does not continue to serve the Employer as an Employee); provided, however, that, if an Employer ceases to quality as such under the Plan as a result of a sale of shares of beneficial interest or other interests or any similar event, a Termination of Employment of the Employees who were employed by such Employer immediately prior to such cessation shall be deemed to have occurred. Subject to the terms of any written employment agreement between an Employer and an Employee, the Committee, in its sole and absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not limited to, the question of whether a Termination of Employment resulted from Disability or for Cause, and, subject to Section 7 hereof, all questions of whether particular leaves of absence shall constitute Terminations of Employment.

         "Trustees' Plan" means the RPS Realty Trust 1989 Trustees' Stock Option Plan, as amended from time to time.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

         (a) Committee. The Plan shall be administered by all of the members of the Compensation Committee of the Board who are Independent Trustees, or any other committee of not less than two Independent Trustees performing similar functions, as appointed by the Board from time to time. Each member of the Committee shall be a Disinterested Person and an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder to the extent applicable.




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         (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

                  (i) to select the officers and other Employees to whom Awards may from time to time be granted;

                  (ii) to determine the time or times of grant, and the extent to which, if any, Share Options are granted to any one or more participants;

                  (iii) to determine the number of Shares to be covered by any Award;

                  (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

                  (v) to accelerate the exercisability or vesting of all or any portion of any Award;

                  (vi) subject to the provisions of Section 5(a)(iii), to extend the period in which Share Options may be exercised; and

                  (vii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the Administration of the Plan.

         All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

         (a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall equal the difference between (i) 9 percent of the total number of issued and outstanding shares of Stock (on a fully diluted basis assuming the exchange of all OP Units for Shares) and (ii) the number of Shares subject to options under the Existing Option Plan and the Trustees' Plan, calculated with respect to both clauses (i) and (ii) as of the Effective Date (which maximum amount equates to 855,054 Shares). For purposes of this limitation, the Shares underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the shares of Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the





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underlying Shares to which the Award related. Subject to such overall limitation and except for the Initial Grants, Shares in respect of Awards granted under the Plan may be issued up to such maximum number, provided, however, that no more than 50,000 Share Options (plus, if applicable, any Initial Grant for 1996) may be granted to any one individual during any calendar year. The shares available for issuance under the Plan may be authorized buy unissued Shares or Shares reacquired by the Company.

         (b) Dividends, Mergers, etc. In the event of a Share dividend, Share split or similar change in capitalization affecting the Shares, the Committee shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities on which Awards may thereafter be granted, (ii) the number and kind of shares remaining subject to outstanding Awards, and (iii) the option or purchase price in respect of such shares.

         (c) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become Employees as a result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4. ELIGIBILITY

         Participants in the Plan will be the persons listed on Exhibit A and such full or part-time officers and other key Employees who are responsible for or contribute to the management, growth or profitability of the Company and the other Employers and who are selected from time to time by the Committee, in its sole discretion.

SECTION 5. SHARE OPTIONS

         Any Share Option granted under the Plan shall be in such form, and shall be evidenced by such written Option agreement, as the Committee may from time to time approve. Share Options granted under the Plan shall be non-qualified stock options and are not intended to qualify as "incentive stock options," as defined in Section 422 of the Code.

         (a) Share Options Granted to Employees. Upon the adoption of the Plan by the Board, and subject to Section 11, the Share Options set forth on Exhibit A hereto shall be granted (the "Initial Grants"). Thereafter, the Committee in its discretion may grant Share Options to eligible Employees of the Company or any other Employer.

         Share Options granted to Employees pursuant to this Section 5 (a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:




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                  (i) Exercise Price. The exercise price per share for the
         Shares covered by a Share Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant; provided that, the exercise price per share for the Shares covered by a Share Option granted as part of the Initial Grants shall be equal to the OPV (as defined in the Master Agreement) per Share.

                  (ii) Grant of Discount Options in Lieu of Cash Bonus. If authorized by the Committee, upon the request of an eligible Employee and with the consent of the Committee, such Employee may elect each calendar year to receive a Share Option in lieu of a cash bonus to which he may become entitled during the following calendar year pursuant to any other plan of the Company or any other Employer, but only if such Employee makes an irrevocable election to waive receipt of all or a portion of such cash bonus. Such election shall be made on or before the date set by the Committee which date shall be no later than 15 days preceding January 1 of the calendar year in which the cash bonus would otherwise be paid. A Share option shall be granted to each Employee who makes such an irrevocable election on the date the waived cash bonus would otherwise have been paid; provided, however, that with respect to an Employee who is subject to Section 16 of the Act, if such grant date is not at least six months and one day from the date of the election, the grant shall be delayed until the date which is six months and one day from the date of the election (or the next following business day, if such date is not a business day). The exercise price per share shall be determined by the Committee but shall not be less than 50% of the Fair Market Value of the Shares on the date the Share Option is granted. The number of Shares subject to the Share Option shall be determined by dividing the amount of the waived cash bonus by the difference between the Fair Market Value of the Shares on the date the Share Option is granted and the exercise price per Share Option. The Share Option shall be granted for a whole number of shares so determined; the value of any fractional share shall be paid in cash. An Employee may revoke his election under this Section 5(a)(ii) on a prospective basis at any time; provided, however, that with respect to an Employee who is subject to Section 16 of the Act, such revocation shall only be effective six months and one day following the date of such revocation.

                  (iii) Option Term. The term of each Share Option shall be fixed by the Committee at the time of grant but shall in no event be longer than 10 years from the date of grant; provided, however, the term of the Initial Grants shall be 10 years from the date the Ramco Transaction is consummated.

                  (iv) Exercisability; Rights of a Stockholder. Share Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date; provided, however, that (A) Share Options granted as part of the Initial Grants shall become vested and exercisable in equal installments on each of the first, second and third anniversaries of the consummation of the Ramco Transaction and (B) Share Options granted in lieu of a cash bonus shall be




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         exercisable  immediately.  The Committee may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

                  (v)  Method of Exercise.

                       (A) Share Options may be exercised in whole or in part, by giving written notice of exercise to the Secretary of the Company (or its delegate), specifying the number of shares to be purchased and payment in full of the purchase price. A copy of such notice shall be delivered at the same time to the Operating Partnership if the optionee is an Employee of the Operating Partnership or an Operating Partnership Subsidiary, and to the Management Company if the optionee is an Employee of the Management Company or a Management Company Subsidiary. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share option agreement or applicable provisions of laws.

                       (B) Payment of the purchase price may be made by one or more of the following methods:

                            (1) In cash, by certified or bank check or other
                       instrument acceptable to the Committee;

                            (2) In the form of Shares that are not then subject
                       to restrictions under any Employer plan and that have been held by the optionee for at least six months, if permitted by the Committee in its discretion. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

                            (3) By the optionee delivering a properly executed
                       exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check acceptable to the Committee to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

                            Such payment of the purchase price shall be made to
                       (x) the Secretary of the Company (or its delegate) with respect to an Option of an Employee of the Company or a Company Subsidiary, (y) the Operating Partnership with respect to an Option of an Employee of the Operating Partnership or an Operating Partnership Subsidiary, and
                       (z) the Management Company with respect to an Option of an Employee of the Management Company or a Management Company Subsidiary.




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                       (C) If the Share Option being exercised is one
                  granted to an Employee of the Company or a Company Subsidiary, the Company shall sell such Shares to the optionee in return for the purchase price paid to it by the optionee.

                       (D) If the Share Option being exercised is one
                  granted to an Employee of the Operating Partnership or an Operating Partnership Subsidiary, as soon as practicable after the Operating Partnership receives payment of the purchase price pursuant to Section 5(a)(v)(B):

                           (1) the Company shall sell to the Operating
                       Partnership and the Operating Partnership shall purchase the number of Shares for which such option is being exercised for an aggregate purchase price equal to the product of (x) such number of Shares multiplied by
                       (y) the Fair Market Value of a Share on the date of the exercise; and

                           (2) The Operating Partnership shall sell such Shares
                       to the optionee in return for the purchase price paid to it by the optionee.

                      (E) If the Share Option being exercised is one granted
                  to an Employee of the Management Company or a Management Company Subsidiary, as soon as practicable after the Management Company receives payment of the purchase price pursuant to Section 5(a)(v)(B):

                           (1) the Company shall sell to the Management Company
                       and the Management Company shall purchase the number of Shares for which such option is being exercised for an aggregate purchase price equal to the product of (x) such number of Shares; multiplied by (y) the Fair Market Value of a Share on the date of the exercise; and

                           (2) the Management Company shall sell such Shares to
                       the optionee in return for the purchase price paid to it by the optionee.

                  (vi) Non-Transferability of Options. No Share Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Share Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Committee may provide in an Option agreement that the optionee may transfer, without consideration for the transfer, his Share Options to members of his immediate family (i.e., children, grandchildren, or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties.

                  (vii) Termination of Employment by Reason of Death. Upon an optionee's Termination of Employment by reason of death, any Share Option held by him shall become fully exercisable and may thereafter be exercised (in whole or in part) by the legal representative or legatee of the optionee, for a period of one year (or such longer





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


         period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the option, if earlier, at which time all rights of the optionee's legal representative or legatee in such Share Option shall terminate.

                  (viii)   Termination of Employment Reason of Disability.

                           (A) Any Share Option held by an optionee whose Termination of Employment is by reason of Disability shall become fully exercisable and may thereafter be exercised (in whole or in part), for a period of one year (or such longer period as the Committee shall specify at any time) from the date of such Termination of Employment, or until the expiration of the stated term of the Option, if earlier, at which time all of the optionee's rights in such Share Option shall terminate.

                           (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Share Option shall extend such period for six additional months, subject to termination on the expiration of the stated term of the option, if earlier.

                  (ix)     Termination of Employment by Reason of Retirement.

                           (A) Any Share Option held by an optionee whose Termination of Employment is by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of five years (or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier, at which time all of the optionee's rights in such Share Option shall terminate.

                           (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(ix) for the exercise of a Share Option shall extend such period for six additional months, subject to termination on the expiration of the stated term of the option, if earlier.

                  (x) Termination of Employment for Cause. If any optionee's Termination of Employment is for Cause, any Share Option held by such optionee, including any Share Option that is immediately exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such Share Option can be exercised for a period of up to 30 days from the date of Termination of Employment or until the expiration of the stated term of the option, if earlier.

                  (xi) Other Termination of Employment. Unless otherwise determined by the Committee, and except as provided in any written employment agreement between the optionee and any Employer if an optionee's Termination of Employment is for any reason other than death, Disability, Retirement, or for Cause, any Share Option held by such





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         optionee may thereafter be exercised, to the extent it was exercisable on the date of Termination of Employment, for one year (or such other period as the Committee shall specify at any time) from the date of Termination of Employment or until the expiration of the stated term of the option, if earlier, at which time all of the optionee's rights in such Share Option shall terminate.

                  (xii) Form of Settlement. Shares issued upon exercise of a Share Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

         (b) Reload Options. At the discretion of the Committee, Options granted under Section 5(a) may include a so-called "reload" feature pursuant to which an optionee exercising an Option by the delivery of a number of Shares in accordance with Section 5(a) (v) (B) (2) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Shares on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of Shares equal to the number delivered to exercise the original Option.

SECTION 6.  TAX WITHHOLDING

         (a) Payment by Participant. The Company and any other Employer shall have the right to require that each optionee shall, no later than the date as of which the value of an Award received thereunder first becomes includible in the gross income of the optionee for Federal income tax purposes, pay to the Company or the Employer, or make arrangement satisfactory to the Company or the Employer regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and the other Employers shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

         (b) Payment in Shares. If withholding is required by the Company or any other Employer, an optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Employer to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Employer Shares owned by the optionee with an aggregate Fair Market value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any optionee who is subject to Section 16 of the Act, the following additional restrictions shall apply:

                  (A) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this Section 6(b) shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of revenues of the Company and ending on the twelfth business day following such date, or (2) at least six months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes;



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

                  (B) such election shall be irrevocable;

                  (C) such election shall be subject to the consent or disapproval of the Committee; and

                  (D) the Shares withheld to satisfy tax withholding must pertain to an Award which has been held by the optionee for at least six months from the date of grant of the Award.

SECTION 7.   TRANSFER, LEAVE OF ABSENCE, ETC.

         For purposes of the Plan, the following events shall not be deemed a Termination of Employment:

         (a) a transfer to the employment of another Employer, or

         (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Employer, if the Employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 8.  AMENDMENTS AND TERMINATION

         The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. To the extent required by the Act to ensure that Options granted under the Plan are exempt under Rule 16b-3 promulgated under the Act and can qualify as performance-related compensation for purposes of Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company's shareholders.

SECTION 9.  CHANGE OF CONTROL PROVISIONS

        Upon the occurrence of a Change of Control as defined in this Section 9:

        (a) Each outstanding Share Option shall automatically become fully exercisable notwithstanding any provision to the contrary herein. Unless provision is made in connection with the Change in Control for the assumption of Share Options theretofore granted, or the substitution of such Share Options with new options of the successor entity, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, each optionee who has not had a Termination of Employment holding an outstanding Share Option shall receive payment from the Company in an amount equal to the excess of the Fair Market value per share as of the date the Change of Control occurred over the applicable exercise price multiplied by the number of Shares covered by the Share Option within 30 days after the occurrence of the Change of Control.

         (b) "Change of Control" shall mean the occurrence of any one of the following events:

             (i) any "Person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Trustees ("Voting Securities") or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

             (ii) persons who, as of the Effective Date of the Plan, constitute the Company's Board of Trustees (the "Incumbent Trustees") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Trustees shall, for purposes of this Plan, be considered an Incumbent Trustee; or

             (iii) the shareholders of the Company shall approve

                   (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Share of other Voting Securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 40% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 10.  GENERAL PROVISIONS

         (a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

         No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Awards as it deems appropriate.

         (b)      Ownership Restrictions.

         No Shares shall be issued pursuant to an Award if, in the sole and absolute discretion of the Committee, such issuance would likely result in any of the following:

                  (i) The recipient's ownership of Shares being in violation of the Share Ownership Limit; or

                  (ii) Income to the Company that could impair the Company's status as a real estate investment trust, within the meaning of Sections 856 through 860 of the Code.

         Notwithstanding any other provision of the Plan, no person shall have any rights under this Plan to acquire Shares which would otherwise be prohibited under the Company's Declaration of Trust.

         (c) Delivery of Stock Certificates. Delivery of share certificates to optionees under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the optionee, at the optionee's last known address on file with the Company.

         (d) Other Compensation Arrangement; No Employment Rights. Nothing contained in this Plan shall prevent the Board or any of the Employers from adopting other or additional compensation arrangements, including trusts, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any Employee any right to continued employment with the Company or any other Employer.

SECTION 11.  EFFECTIVE DATE OF PLAN

         The Plan shall become effective upon (i) adoption by the Board, (ii) approval by the holders of a majority of the shares of Shares of the Company present or represented and entitled to vote at a meeting of shareholders and
(iii) consummation of the Ramco Transaction (the "Effective Date").

SECTION 12.  GOVERNING LAW

         This Plan shall be governed by Massachusetts law except to the extent such law is preempted by federal law.










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


                                    EXHIBIT A

Employee                                                   Option Grant
--------                                                   ------------
Dennis Gershenson     . . . . . . . . . . . . . . . . . . .   24,000

Bruce Gershenson      . . . . . . . . . . . . . . . . . . .   24,000

Richard Gershenson   . . . . . . . . . . . . . . . . . . .    24,000

Joel Gershenson . . . . . . . . . . . . . . . . . . . . . .   24,000

Michael A. Ward . . . . . . . . . . . . . . . . . . . . . .   24,000





                                       16